Media: Eric Miscoll Vice President TXP Corporation (214) 575-9300	Investor Relations: David K. Waldman Crescendo Communications (212) 671-1020 x101

FOR IMMEDIATE RELEASE

TXP Achieves Operating Profit on 34% Increase
in Revenues for the Three and Six Months Ended June 30, 2006

RICHARDSON, TEXAS - August 8, 2006 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics industry, today announced results for the three and six months ended June 30, 2006.

Michael C. Shores, president and chief executive officer of TXP, commented, “I am extremely pleased to report that we achieved an operating profit for the second quarter of fiscal 2006—a major accomplishment, given the early stage of our business. Moreover, our customer base has grown to over 93 customers at the end of the second quarter, from 63 customers at the same time last year.”

“The first phase of our strategy was to penetrate a core base of Fortune 1000 customers, in order to demonstrate our capabilities on individual projects. We have now successfully demonstrated our ability to cost effectively bridge the gap between engineering design and production by first validating the functionality of the product, and improving the product’s manufacturability. This in turn accelerates our clients’ time-to-market and could significantly reduce production costs.”

“We have now shifted our focus to the second phase of our strategy—working with existing customers to adopt our model enterprise-wide, and we are currently engaged in a number of these discussions. We have also expanded our borrowing capacity by up to $2 million, providing us additional flexibility to support our growth plans as these new customers begin to adopt our model.”

Mr. Shores continued, “Given the early stage our business, it is important to note that our revenues may initially be very irregular. The third quarter of last year included a large, one-time project, which accounted for approximately $5.2 million. While we anticipate adding additional contracts of this magnitude, the timing of these projects is difficult to predict. As a result, next quarter we are unlikely to exceed our third quarter 2005 revenues, but we do anticipate our revenue will begin to accelerate as large corporate customers begin to adopt our Pre-Manufacturing Services model. Moreover, we have a largely fixed cost infrastructure with sufficient capacity to support a multi-fold increase in revenue. As a result, we look forward to gaining meaningful operating leverage.”

Total revenue for the second quarter of 2006 increased 34% to $1.9 million, compared with $1.4 million for the same period in 2005. Operating income for the second quarter increased to $21,000, compared to a loss of $43,000 for the same period last year. Net loss for the second quarter of 2006 was $4.1 million, or $0.04 per share, compared to net loss of $88,000 or $0.00 per share, for the same period in 2005. Net loss for the second quarter of 2006 included non-cash charges of $4.3 million related to a change in the fair value of derivative financial instruments, and $465,000 related to gain on early extinguishment of debt.

Total revenue for the six months ended June 30, 2006 increased 35% to $3.4 million, compared with $2.6 million for the same period in 2005. Operating loss for the six months decreased to $132,000, compared to a loss of $345,000 for the same period last year. Net loss for the six months was $4.3 million, or $0.05 per share, compared to net loss of $427,000 or $0.00 per share, for the same period in 2005. Net loss for the six months ended June 30, 2006 included non-cash charges of $4.3 million related to a change in the fair value of derivative financial instruments, and $465,000 related to gain on early extinguishment of debt.

The company also announced that it entered into an agreement with an accredited investor, pursuant to which the company issued to the investor warrants to purchase an aggregate of 320,000 shares of common stock and a $40,000 commitment fee as consideration for the investor agreeing to pledge $2.0 million of assets, which shall be held as collateral for a loan to be obtained by the company for an amount up to $2.0 million, with a term of up to 2 years. The company expects to report the closing of a loan facility in August of 2006 for general working capital purposes. The warrants have an exercise price of $0.50 per share and have a term of 5 years.

The warrants issued in the private placement have not been registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. TXP has agreed to register the shares of common stock to be issued upon exercise of the warrants under the Act covering the resale of these shares.

The company also sold assets from its predecessor company (YTXP (f/k/a Stock Market Solutions, Inc), including book-rights and software unrelated to the current business, in return for cancellation of $150,000 in amounts owing to a former officer of the company.

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Photonics, and TXP-Solutions. For more information visit www.texasprototypes.com.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

(Tables Follow)

TXP CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and December 31, 2005

	2006 (unaudited)	2005
ASSETS

Current assets
Cash	$205,000	$342,000
Accounts receivable, net of allowance of $7,400	1,248,000	695,000
Inventory	217,000	118,000
Other assets	111,000	79,000
Total current assets	1,781,000	1,234,000

Property and equipment, net	967,000	914,000
Deferred offering costs	697,000	688,000
Other assets	26,000	25,000

TOTAL ASSETS	$3,471,000	$2,861,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Current maturities of notes payable	$237,000	$143,000
Current capital lease obligation	43,000	19,000
Line of credit	400,000	250,000
Accounts payable	506,000	477,000
Accrued expenses	323,000	174,000
Total current liabilities	1,509,000	1,063,000

Notes payable, net of current maturities	—	15,000

Capital lease obligation, net of current obligation	56,000	33,000
Convertible debentures, net unamortized discount of $2,106,000 and $163,000 as of June 30,2006 and December 31, 2005, respectively.	276,000	2,187,000

Derivative financial instruments	6,238,000	—

Deferred tax liability	48,000	48,000

TOTAL LIABILITIES	8,127,000	3,346,000

STOCKHOLDERS' DEFICIT:
Common stock, $.001 par value, 300,000,000 shares authorized, 96,919,372 and 94,295,715 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively.	97,000	94,000

Additional paid in capital	136,000	12,000
Retained earnings	(4,896,000)	(598,000)
Accumulated other comprehensive income	7,000	7,000

TOTAL STOCKHOLDERS' DEFICIT	(4,656,000)	(485,000)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,471,000	$2,861,000

TXP CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Six Months Ended June 30, 2006 and 2005 (unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006 (unaudited)	2005 (unaudited)	2006 (unaudited)	2005 (unaudited)
Revenues
Prototyping and assembly	$1,383,000	$790,000	$2,255,000	$1,309,000
Material management services	557,000	656,000	1,187,000	1,248,000
Total Revenues	1,940,000	1,446,000	3,442,000	2,557,000

Cost of sales	1,172,000	934,000	2,215,000	1,707,000

Gross profit	768,000	512,000	1,227,000	850,000

Costs and expenses
Selling, general & administrative	725,000	540,000	1,317,000	1,169,000
Depreciation	22,000	15,000	42,000	26,000
Total costs and expenses	747,000	555,000	1,359,000	1,195,000

Operating income (loss)	21,000	(43,000)	(132,000)	(345,000)

Interest expense, net	(271,000)	(45,000)	(326,000)	(82,000)
Change in fair value of derivative
financial instruments	(4,323,000)	—	(4,323,000)	—
Gain on early extinguishment of debt	465,000	—	465,000	—
Gain on sale of fixed assets	—	—	18,000	—

Loss before income taxes	(4,108,000)	(88,000)	(4,298,000)	(427,000)

Deferred tax expense	—	—	—	—

Net loss	(4,108,000)	(88,000)	(4,298,000)	(427,000)

Foreign currency translation
adjustment	—	—	—	1,000

Comprehensive loss	$(4,108,000)	$(88,000)	$(4,298,000)	$(426,000)

Earnings per share basic and diluted	(.04)	(—)	(.05)	(—)

Weighted average shares outstanding:
basic and diluted	94,933,680	94,295,715	94,616,460	94,295,715

TXP COPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2006 and 2005(unaudited)

	2006 (unaudited)	2005 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,298,000)	$(427,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	123,000	102,000
Gain on sale of fixed assets	(18,000)	—
Amortization of discount on convertible notes	248,000	35,000
Gain on extinguishment of debt	(465,000)	—
Stock compensation	—	45,000
Changes in assets and liabilities:
Accounts receivable	(553,000)	(831,000)
Inventory	(99,000)	(3,557,000)
Other current assets	(32,000)	(86,000)
Deferred offering costs	(9,000)	(60,000)
Other assets	(1,000)	124,000
Accounts payable	29,000	2,656,000
Accrued expenses	17,000	86,000
Change in fair value of derivative financial instruments	4,323,000	—
Deferred revenue	—	1,501,000

CASH FLOWS USED IN OPERATING ACTIVITIES	(735,000)	(412,000)

CASH FLOWS USED INVESTING ACTIVITIES
Capital expenditures	(155,000)	(340,000)
Proceeds from sale of fixed assets	60,000	—

CASH FLOWS USED IN INVESTING ACTIVITIES	(95,000)	(340,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible debenture	480,000	485,000
Line of credit, net	150,000	—
Proceeds from notes payable	150,000	34,000
Repayment of notes payable and capital lease obligation	(87,000)	(74,000)

CASH FLOWS FROM FINANCING ACTIVITIES	693,000	445,000

Effect of currency translation on cash balances	—	1,000

NET DECREASE IN CASH	(137,000)	(306,000)

Cash, beginning of period	342,000	649,000

Cash, end of period	$205,000	$343,000

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